Exhibit 1
The Stock Exchange of Hong Kong Limited takes no responsibility for the contents of this announcement, makes no representation as to its accuracy or completeness and expressly disclaims any liability whatsoever for any loss howsoever arising from or in reliance upon the whole or any part of the contents of this announcement.
None of the US Securities and Exchange Commission (the “SEC”), any US state securities commission or any other regulatory authority in the United States takes any responsibility for the contents of this announcement, or makes any representation as to its accuracy or completeness. Any representation to the contrary is unlawful in the United States.
This announcement appears for information purposes only and does not constitute an invitation or offer to acquire, purchase or subscribe for securities of Unicom or Netcom, nor is it any solicitation of any vote or approval in any jurisdiction. This announcement also does not constitute any solicitation or recommendation under the rules and regulations of the SEC.
This announcement is not an offer for sale or a sale of Unicom Shares or Unicom ADSs in the United States. The Unicom Shares and the Unicom ADSs to be issued in connection with the Proposals and the Scheme have not been registered under the US Securities Act and may not be offered or sold in the United States absent registration or an exemption from registration under the US Securities Act.

(Incorporated in Hong Kong with limited liability)	(Incorporated in Hong Kong with limited liability)
(Stock Code: 0762)	(Stock Code: 0906)
JOINT ANNOUNCEMENT
PROPOSED MERGER OF
CHINA UNICOM LIMITED
AND
CHINA NETCOM GROUP CORPORATION (HONG KONG) LIMITED
BY WAY OF A SCHEME OF ARRANGEMENT OF
CHINA NETCOM GROUP CORPORATION (HONG KONG) LIMITED
UNDER SECTION 166 OF THE HONG KONG COMPANIES ORDINANCE
DESPATCH OF
(1) SCHEME DOCUMENT TO NETCOM SHAREHOLDERS,
NETCOM ADS HOLDERS AND NETCOM OPTIONHOLDERS,
(2) OPTION PROPOSAL LETTER TO NETCOM OPTIONHOLDERS
AND
(3) CIRCULAR TO UNICOM SHAREHOLDERS AND
UNICOM ADS HOLDERS

The Scheme Document containing, among other things, an explanatory statement regarding the Scheme and the Proposals, the letters of advice from the Netcom IBC and Rothschild and the notices of the Court Meeting and the Netcom EGM, together with the relevant forms of proxy, will be despatched to the Netcom Shareholders and the Netcom Optionholders on Friday, 15 August 2008. The Netcom Depositary will arrange for the despatch of copies of the Scheme Document to the Netcom ADS Holders by Wednesday, 20 August 2008 (New York time).
The Option Proposal Letter will also be despatched to the Netcom Optionholders on Friday, 15 August 2008.
The Circular containing, among other things, details of the very substantial acquisition relating to the proposed merger of Unicom and Netcom (including a copy of the Scheme Document), the mandate to issue Unicom Shares, the adoption of the Special Purpose Unicom Share Option Scheme, the new continuing connected transactions of Unicom, the proposed amendment to the Articles of Association of Unicom and the proposed change of company name of Unicom, the letters of advice from the Unicom IBC and Merrill Lynch (Asia Pacific) Limited on the non-exempt new continuing connected transactions of Unicom and the notice of the Unicom EGM, together with a form of proxy, will be despatched to the Unicom Shareholders on Friday, 15 August 2008.
IMPORTANT
Holders of Unicom Shares, Unicom ADSs, Unicom Options, Netcom Shares, Netcom ADSs and Netcom Options and all potential investors in Unicom and Netcom are reminded that the implementation of the Proposals, including the Scheme, is subject to a number of conditions (as set out in paragraph 4 headed “Conditions of the Proposals and the Scheme” in the explanatory statement of the Scheme Document) being satisfied or waived, as applicable, and thus, the Proposals, including the Scheme, may or may not become effective. Holders of Unicom Shares, Unicom ADSs, Unicom Options, Netcom Shares, Netcom ADSs and Netcom Options and all potential investors of Unicom and Netcom should therefore exercise caution when dealing in Unicom Shares, Unicom ADSs, Unicom Options, Netcom Shares, Netcom ADSs or Netcom Options or other securities of Unicom or Netcom. Persons who are in doubt as to the action they should take should consult their stockbroker, bank manager, solicitor or other professional advisers.

1.	INTRODUCTION
Unicom and Netcom refer to the First Joint Announcement and the Second Joint Announcement. Unless otherwise defined in paragraph 7 of this announcement, capitalised terms used in this announcement shall have the same meanings as those defined in the First Joint Announcement and the Second Joint Announcement.
2.	DESPATCH OF THE SCHEME DOCUMENT AND THE OPTION PROPOSAL LETTER
The Scheme Document containing, among other things, an explanatory statement regarding the Scheme and the Proposals, the letters of advice from the Netcom IBC and Rothschild and the notices of the Court Meeting and the Netcom EGM, together with the relevant forms of proxy, will be despatched to the Netcom Shareholders and the Netcom Optionholders on Friday, 15 August 2008. The Netcom Depositary will arrange for the despatch of copies of the Scheme Document to the Netcom ADS Holders by Wednesday, 20 August 2008 (New York time).
The Option Proposal Letter will also be despatched to the Netcom Optionholders on Friday, 15 August 2008.
Netcom Shareholders and Netcom ADS Holders are strongly advised to read carefully the Scheme Document, including the recommendations from the Netcom IBC and Rothschild, before deciding on how to vote in relation to the resolutions relating to the Scheme to be proposed at the Court Meeting and the Netcom EGM. Netcom Optionholders are strongly advised to read carefully the Option Proposal Letter and the Scheme Document, including the recommendations from the Netcom IBC and Rothschild.
3.	DESPATCH OF CIRCULAR TO UNICOM SHAREHOLDERS
The Circular containing, among other things, details of the very substantial acquisition relating to the proposed merger of Unicom and Netcom (including a copy of the Scheme Document), the mandate to issue Unicom Shares, the adoption of the Special Purpose Unicom Share Option Scheme, the new continuing connected transactions of Unicom, the proposed amendment to the Articles of Association of Unicom and the proposed change of company name of Unicom, the letters of advice from the Unicom IBC and Merrill Lynch (Asia Pacific) Limited on the non-exempt new continuing connected transactions of Unicom and the notice of the Unicom EGM, together with a form of proxy, will be despatched to the Unicom Shareholders on Friday, 15 August 2008.

Unicom Shareholders are strongly advised to read carefully the Circular, including the recommendations from the Unicom IBC and Merrill Lynch (Asia Pacific) Limited, before deciding on how to vote in relation to the resolutions to be proposed at the Unicom EGM.
4.	EXPECTED TIMETABLE FOR THE SCHEME
The current expected timetable for the Scheme is as follows:

Hong Kong time (unless otherwise stated)

Latest time to surrender Netcom ADSs to the Netcom Depositary and withdraw the underlying Netcom Shares in order to vote directly at the Court Meeting and the Netcom EGM(1)	3:00 p.m. on Tuesday, 2 September 2008 (New York time)

ADS Voting Instruction Deadline for receipt by the Netcom Depositary of completed ADS Voting Instruction Cards from Netcom ADS Holders(2)	10:00 a.m. on Wednesday, 10 September 2008 (New York time)

Latest time for lodging transfers of Netcom Shares in order to qualify for attending and voting at the Court Meeting and the Netcom EGM	before 4:30 p.m. on Thursday, 11 September 2008

Register of members of Netcom closed for determination of entitlements of Disinterested Netcom Shareholders other than the Exempt Principal Traders to attend and vote at the Court Meeting and of Netcom Shareholders to attend and vote at the Netcom EGM(3)
Friday, 12 September 2008 to Wednesday, 17 September 2008 (both days inclusive)

Latest time for lodging forms of proxy in respect of:

Court Meeting(4)	4:00 p.m. on Monday, 15 September 2008

Netcom EGM(4)	4:30 p.m. on Monday, 15 September 2008

Court Meeting(5)	4:00 p.m. on Wednesday, 17 September 2008

Netcom EGM(5)	4:30 p.m. on Wednesday, 17 September 2008 (or immediately after the conclusion or adjournment of the Court Meeting)

Announcement of the results of the Court Meeting and the Netcom EGM published on the Hong Kong Stock Exchange website	not later than 7:00 p.m. on Wednesday, 17 September 2008

Announcement of the date and time of the Court Hearing published on the Hong Kong Stock Exchange website and in The South China Morning Post, the Hong Kong Economic Times, The Wall Street Journal and The Asian Wall Street Journal
Thursday, 2 October 2008

Last day for dealings in the Netcom Shares	Monday, 6 October 2008

Last day for dealings in the Netcom ADSs	Monday, 6 October 2008

Latest time to surrender Netcom ADSs to the Netcom Depositary and withdraw the underlying Netcom Shares in order to become a Netcom Shareholder and appear at the Court Hearing	3:00 p.m. on Thursday, 9 October 2008 (New York time)

Latest time for lodging transfers of Netcom Shares and for the Netcom Optionholders to exercise their Netcom Options in order to qualify for entitlements under the Scheme	before 4:30 p.m. on Friday, 10 October 2008

Court Hearing(6)	Tuesday, 14 October 2008

Scheme Record Time	5:00 p.m. on Tuesday, 14 October 2008

Announcement of (1) the results of the Court Hearing and the Netcom EGM and (2) the intention to withdraw the listing of the Netcom Shares and the Netcom ADSs from the Hong Kong Stock Exchange and the New York Stock Exchange, respectively, published on the Hong Kong Stock Exchange website
Tuesday, 14 October 2008

Announcement of (1) the results of the Court Hearing and the Netcom EGM and (2) the intention to withdraw the listing of the Netcom Shares and the Netcom ADSs from the Hong Kong Stock Exchange and the New York Stock Exchange, respectively, published in The Wall Street Journal and The Asian Wall Street Journal
Wednesday, 15 October 2008

Effective Date(7)	Wednesday, 15 October 2008

Withdrawal of the listing of the Netcom Shares on the Hong Kong Stock Exchange	9:30 a.m. on Wednesday, 15 October 2008

Announcement of (1) the Effective Date and (2) the withdrawal of the listing of the Netcom Shares on the Hong Kong Stock Exchange published on the Hong Kong Stock Exchange website	Wednesday, 15 October 2008

Expected withdrawal of the listing of the Netcom ADSs on the New York Stock Exchange	9:30 a.m. on Wednesday, 15 October 2008 (New York time)

Certificates for the new Unicom Shares and the new Unicom ADSs issued and letters granting the Special Unicom Options pursuant to the Proposals to be despatched on or before	Saturday, 25 October 2008

Period during which odd lot trading arrangement in relation to the Unicom Shares is provided	Monday, 27 October 2008 to Friday, 14 November 2008
Netcom Shareholders, Netcom ADS Holders and Netcom Optionholders should note that the timetable, which is mainly dependent on the date of the Court Hearing, is subject to change. Further announcement(s) will be made in the event that there is any change to the timetable.
Notes:

(1)
Netcom ADS Holders who wish to surrender their Netcom ADSs and withdraw the underlying Netcom Shares in order to become Netcom Shareholders should contact the Netcom Depositary at Citigroup Shareholder Services, P.O. Box 43099, Providence RI 02940-5000, the United States of America or by telephone at 1-877-248-4237 between 8:30 a.m. and 6:00 p.m. (New York time) Monday to Friday.

(2)
ADS Voting Instruction Cards should be returned to the Netcom Depositary in accordance with the instructions printed on them as soon as possible and in any event not later than 10:00 a.m. (New York time) on 10 September 2008.

(3)	The closure of the register of members of Netcom is not for the purpose of determining entitlements under the Scheme.

(4)
Forms of proxy, together with the power of attorney or other authority (if any) under which it is signed or a notarially certified copy thereof, must be deposited at Netcom’s registered office at Room 6701, The Center, 99 Queen’s Road Central, Hong Kong, as soon as possible and in any event not later than the times and dates stated above. The pink form of proxy in respect of the Court Meeting may alternatively be handed to the Chairman of the Court Meeting at the Court Meeting if it is not so deposited. In order to be valid, the white form of proxy for the Netcom EGM must be deposited by the time and date stated above. Completion and return of a form of proxy for the Court Meeting or the Netcom EGM will not preclude a Disinterested Netcom Shareholder and a Netcom Shareholder, respectively, from attending the relevant meeting and voting in person. In such event, the relevant form of proxy will be deemed to have been revoked.

(5)
The Court Meeting and the Netcom EGM will be held at The Ballroom, Island Shangri-La, Hong Kong at the times and dates specified above. Notices of the Court Meeting and the Netcom EGM are set out in the Scheme Document.

(6)	The Court Hearing will be held at the High Court at the High Court Building, 38 Queensway, Hong Kong.

(7)
The Scheme will become effective upon all the conditions set out in paragraph 4 headed “Conditions of the Proposals and the Scheme” in the explanatory statement of the Scheme Document having been satisfied or waived, as applicable.

5.	CLOSURE OF REGISTER OF MEMBERS OF NETCOM
For the purpose of determining entitlements of Disinterested Netcom Shareholders (other than the Exempt Principal Traders) to attend and vote at the Court Meeting and the entitlements of Netcom Shareholders to attend and vote at the Netcom EGM, Netcom’s register of members will be closed from Friday, 12 September 2008 to Wednesday, 17 September 2008 (both days inclusive). During such period, no transfers of Netcom Shares will be effected. In order to qualify to vote at the Court Meeting and at the Netcom EGM, the relevant share certificates and transfer documentation must be lodged with the Netcom’s share registrar for registration before the closure of Netcom’s register of members. Netcom’s share registrar is Computershare Hong Kong Investor Services Limited which is located at Shops 1712-1716, 17th Floor, Hopewell Centre, 183 Queen’s Road East, Wanchai, Hong Kong.
6.	IMPORTANT
Holders of Unicom Shares, Unicom ADSs, Unicom Options, Netcom Shares, Netcom ADSs and Netcom Options and all potential investors in Unicom and Netcom are reminded that the implementation of the Proposals, including the Scheme, is subject to a number of conditions (as set out in paragraph 4 headed “Conditions of the Proposals and the Scheme” in the explanatory statement of the Scheme Document) being satisfied or waived, as applicable, and thus, the Proposals, including the Scheme, may or may not become effective. Holders of Unicom Shares, Unicom ADSs, Unicom Options, Netcom Shares, Netcom ADSs and Netcom Options and all potential investors of Unicom and Netcom should therefore exercise caution when dealing in Unicom Shares, Unicom ADSs, Unicom Options, Netcom Shares, Netcom ADSs or Netcom Options or other securities of Unicom or Netcom. Persons who are in doubt as to the action they should take should consult their stockbroker, bank manager, solicitor or other professional advisers.

7.	Definitions
In this announcement, unless the context otherwise requires, the following expressions have the meanings set out below:

“ADS Voting Instruction Card”	:	the white voting instruction card for use by Netcom ADS Holders for providing instructions to the Netcom Depositary as to how to vote the Netcom Shares underlying their Netcom ADSs in connection with the Court Meeting and the Netcom EGM

“ADS Voting Instruction Deadline”	:	10:00 a.m. (New York time) on 10 September 2008 (or such other time and date as shall have been determined by the Netcom Depositary), being the deadline for the receipt of the ADS Voting Instruction Card by the Netcom Depositary from the Netcom ADS Holders

“Citigroup”	:	Citigroup Global Markets Asia Limited, the exclusive financial adviser to Netcom in connection with the Proposals

“Exempt Principal Traders”	:	certain members of the respective group of companies to which JPMorgan and Citigroup belong holding Netcom Securities in their capacity as exempt principal traders under the Takeovers Code

“First Joint Announcement”	:	the joint announcement issued by Unicom and Netcom on 2 June 2008 regarding the proposed merger of Unicom and Netcom by way of a scheme of arrangement of Netcom under Section 166 of the Hong Kong Companies Ordinance

“Independent Unicom Shareholders”	:	the Unicom Shareholders other than Unicom BVI and its associates

“JPMorgan”	:	J.P. Morgan Securities (Asia Pacific) Limited, the financial adviser to Unicom in connection with the Proposals

“Netcom ADS Holders”	:	holders of Netcom ADSs

“Netcom Optionholders”	:	holders of Netcom Options

“Netcom Securities”	:	Netcom Shares, Netcom ADSs, Netcom Options and any other options, derivatives, warrants or other securities convertible or exchangeable into Netcom Shares which are issued by Netcom

“Option Proposal Letter”	:	the letter setting out the terms of the Option Proposal and the details of the Special Purpose Unicom Share Option Scheme sent separately to the Netcom Optionholders

“Second Joint Announcement”	:	the joint announcement issued by Unicom and Netcom on 23 June 2008 regarding the delay in the despatch of the Scheme Document and the Circular

“Unicom IBC”	:	the independent committee of the board of directors of Unicom, which consists of all of the independent non-executive directors of Unicom, which has been established for the purpose of advising the Unicom Shareholders and the Independent Unicom Shareholders (as the case may be) in respect of the relevant non-exempt new continuing connected transactions of Unicom

By order of the board of	By order of the board of
China Unicom Limited	China Netcom Group Corporation
Mr. Chang Xiaobing	(Hong Kong) Limited
Chairman and Chief Executive Officer	Mr. Zuo Xunsheng
Chairman and Chief Executive Officer
Hong Kong, 14 August 2008
As at the date of this announcement, the board of directors of Unicom comprises Mr. Chang Xiaobing, Mr. Tong Jilu, Mr. Li Gang and Mr. Zhang Junan as executive directors, Mr. Lu Jianguo and Mr. Lee Suk Hwan as non-executive directors and Mr. Wu Jinglian, Mr. Shan Weijian, Mr. Cheung Wing Lam, Linus and Mr. Wong Wai Ming as independent non-executive directors. The directors of Unicom jointly and severally accept full responsibility for the accuracy of the information contained in this announcement (other than in relation to the Netcom Group, Netcom Parent and Netcom BVI) and confirm, having made all reasonable enquiries, that to the best of their knowledge, their opinions expressed in this announcement have been arrived at after due and careful consideration and there are no other facts not contained in this announcement the omission of which would make any of the statements in this announcement (other than in relation to the Netcom Group, Netcom Parent and Netcom BVI) misleading.

As at the date of this announcement, the board of directors of Netcom comprises Mr. Zuo Xunsheng, Ms. Li Jianguo and Mr. Li Fushen as executive directors, Mr. Yan Yixun, Mr. Cesareo Alierta Izuel and Mr. José María Álvarez-Pallete as non-executive directors and Mr. John Lawson Thornton, Dr. Qian Yingyi, Mr. Hou Ziqiang and Mr. Timpson Chung Shui Ming as independent non-executive directors. The directors of Netcom jointly and severally accept full responsibility for the accuracy of the information contained in this announcement (in relation to the information relating to the Netcom Group, Netcom Parent and Netcom BVI only) and confirm, having made all reasonable enquiries, that to the best of their knowledge, their opinions expressed in this announcement have been arrived at after due and careful consideration and there are no other facts not contained in this announcement the omission of which would make any of the statements relating to the Netcom Group, Netcom Parent and Netcom BVI in this announcement misleading.